EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Income Funds of our reports dated September 30, 2025, relating to the financial statements and financial highlights of Macquarie Corporate Bond Fund, Macquarie Extended Duration Bond Fund and Macquarie Floating Rate Fund, which appear in Delaware Group Income Funds’ Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 26, 2025